As filed with the Securities and Exchange Commission on August 7, 2026

Registration No. 333-297295

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Kandal M Venture Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Padachi Village, Prek Ho Commune, Takhmao Town, Kandal Province, Kingdom of Cambodia
+855-23425205

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street,

18th Floor New York,

NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence Venick, Esq.

Loeb & Loeb LLP

10100 Santa Monica Boulevard Suite 2200

Los Angeles, CA 90067

Telephone: +1 310 728-5129

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 7, 2026

PRELIMINARY PROSPECTUS

KANDAL M VENTURE LIMITED

46,153,847 Class A Ordinary Shares

This prospectus relates to the offer and resale, from time to time, by the selling shareholder named herein (the “Selling Shareholder”) of up to an aggregate of 46,153,847 Class A ordinary shares par value US$0.00001 per share (the “Class A Ordinary Shares”), of Kandal M Venture Limited (the “Company”), issuable upon the conversion or otherwise pursuant to the terms of senior convertible promissory notes issued to the Selling Shareholder on June 5, 2026 in the aggregate principal amount of $1,000,000 (the “Initial Note”) and on June 25, 2026 in the aggregate principal amount of $1,000,000 (the “Second Note”) and $1,000,000 in additional aggregate principal amount of convertible promissory notes issuable at a third closing (the “Third Note”) pursuant to that certain Securities Purchase Agreement, dated as of June 5, 2026, by and between the Company and the Selling Shareholder (the “Purchase Agreement”), in each case based on an assumed conversion price per share of $0.065, which is the floor price of the Second Note. The Initial Note, Second Note and Third Note, are collectively referred to in this prospectus as the “Notes”.

This prospectus describes the general manner in which the Class A Ordinary Shares may be offered and sold by the Selling Shareholder. If necessary, the specific manner in which the Class A Ordinary Shares may be offered and sold will be described in a prospectus supplement to this prospectus. No Class A Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholder. See “Use of Proceeds”. The Selling Shareholder may sell all or a portion of the Class A Ordinary Shares from time to time in market transactions through any market on which our Class A Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

This prospectus also covers any additional Class A Ordinary Shares that may become issuable upon conversion or otherwise pursuant to the terms of the Notes by reason of share splits, share dividends, or other similar transactions. The actual number of Class A Ordinary Shares issuable by us pursuant to any conversions of the Notes will vary depending on the then-current market price of our Class A Ordinary Shares and in accordance with the terms and conditions of the Notes.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “FMFC”. On August 6, 2026, the closing trading price of our Class A Ordinary Shares was $0.3028.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and a “foreign private issuer”, as defined in Rule 405 under the Securities Act and are eligible for reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2026.

TABLE OF CONTENTS

Prospectus

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Shareholder have authorized anyone to provide you with different information. Neither we nor the Selling Shareholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F–3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Shareholder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Shareholder of the securities offered by them described in this prospectus, but will receive if more Notes are issued.

Neither we nor the Selling Shareholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Shareholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Before you invest in any securities offered by this prospectus, you should read this prospectus, any applicable prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

●	“Articles” or “Articles of Association” are to the second amended and restated articles of association of the Company adopted on October 23, 2024 which became effective on June 26, 2025 and as amended, supplemented and/or otherwise modified from time to time;

●	“BVI” is to the British Virgin Islands;

●	“BVI Act” is to the BVI Business Companies Act as amended, supplemented or otherwise modified from time to time;

●	“Cambodia” is to the Kingdom of Cambodia;

●	“Cambodia Factory” is to the production site of FMF located in Kandal Province, Cambodia;

●	“Cambodian Government” is to the Royal Government of Cambodia;

●	“Class A Ordinary Shares” are to the Class A ordinary shares with a par value of US$0.00001 each of KMV;

●	“Class B Ordinary Shares” are to the Class B ordinary shares with a par value of US$0.00001 each of KMV;

●	“Companies Act” is to the Companies Act (As Revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

●	“Controlling Shareholder” is to DMD Venture Limited, which beneficially owns an aggregate of 9,560,000 Ordinary Shares, including 6,560,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, which will represent approximately 19.48% of the total issued and outstanding Ordinary Shares, representing approximately 62.75% of the total voting power, after giving effect to the issuance of the shares registered hereunder assuming the conversion of all Notes;

●	“COVID-19” is to the Coronavirus Disease 2019;

●	“EUR” is to Euro, the legal currency of the European Union;

●	“Exchange Act” is to the U.S. Securities Exchange Act of 1934, as amended;

●	“FMF” is to FMF Manufacturing Co., Ltd., a company established in Cambodia with limited liability, a direct wholly-owned subsidiary of PFL and an indirect wholly-owned subsidiary of KMV and PMV;

●	“HKD” or “HK$” are to the legal currency of Hong Kong;

●	“Hong Kong” is to the Hong Kong Special Administrative Region of the PRC;

●	“IPO” is to an initial public offering of securities;

●	“KHR” is to Riel, the legal currency of Cambodia;

●	“Mainland China” is to the mainland of the People’s Republic of China, excluding for the purpose of this prospectus only, Hong Kong and Macau, and Taiwan;

●	“Memorandum” or “Memorandum of Association” is to the amended and restated memorandum of association of our Company adopted on October 23, 2024 which became effective on June 26, 2025 as amended, supplemented and/or otherwise modified from time to time;

●	“Ordinary Shares” or “Shares” are to the Class A Ordinary Shares and the Class B Ordinary Shares;

●	“our operating subsidiary” or “operating subsidiary” is to FMF;

●	“PFL” is to Prospect Focus Limited, a company incorporated in Hong Kong with limited liability, a direct wholly-owned subsidiary of PMV and an indirect wholly-owned subsidiary of KMV;

●	“PMV” is to Padachi M Venture Limited, a company incorporated in the BVI with limited liability, a direct wholly-owned subsidiary of KMV;

●	“PRC” or “China” is to the People’s Republic of China, including, for the purpose of this prospectus, the special administrative regions of Hong Kong and Macau;

●	“Resale Offering” is to the resale of 1,000,000 Class A Ordinary Shares by the Resale Shareholder named in this prospectus

●	“Resale Shareholder” is to DMD Venture Limited, the Resale Shareholder selling its Class A Ordinary Shares pursuant to the Resale Prospectus;

●	“RMB” are to Renminbi, the legal currency of Mainland China;

●	“Securities Act” is to the U.S. Securities Act of 1933, as amended;

●	“US” is to the United States;

●	“U.S. dollars” or “US$” or “dollars” or “USD” are to the legal currency of the United States;

●	“we”, “us”, “our”, “our Company”, the “Company”, “our Group”, the “Group”, or “KMV” in this prospectus are to Kandal M Venture Limited, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act on January 16, 2024, that will issue the Class A Ordinary Shares being offered; and

●	“WTO” is to World Trade Organization.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

KMV is a holding company registered and incorporated in the Cayman Islands with operations conducted in Cambodia through its operating subsidiary, FMF. KMV’s reporting currency is USD.

KMV’s fiscal year ends on March 31. References to a particular “fiscal year” are to our fiscal year ended March 31 of that calendar year. References to a particular “year” are also to our fiscal year ended March 31 of that calendar year unless the text indicates otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus, an applicable prospectus supplement, and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. Specifically, forward-looking statements may include statements relating to:

●	changes in the market for our products and services;

●	our ability to access additional capital;

●	our ability to attract and retain qualified personnel;

●	changes in general economic, business and industry conditions;

●	changes in applicable laws or regulations;

●	expansion plans and opportunities related to our cryptocurrency plan;

●	other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors”; and

●	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our securities, see “Item 3. Key Information — D. Risk Factors” in our 2025 Form 20-F.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including all documents incorporated by reference herein and the information set forth under the headings “Risk Factors”.

The Company

 Through FMF, our operating subsidiary, we are a contract manufacturer of affordable luxury leather goods with our manufacturing operations in Cambodia. We primarily manufacture handbags, such as shoulder bag, crossbody bag, tote bag, backpack, top-handle handbag, satchel, and other smaller leather goods, such as wallets. Our customers are well-known global fashion brands that are headquartered in the United States.

With our craftsmanship and extensive knowledge of the leather goods manufacturing process, our product engineers convert our customers’ vision and design into leather goods products. Our products are primarily affordable luxury products that are made of leather and/or other materials.

Our Competitive Strengths

We believe the following competitive strengths differentiate our operating subsidiary from its competitors:

●	Having long-term and strong business relationships with renowned global fashion brands but we cannot assure continued good relationships with them, and they are not obligated in any way to continue placing orders with us at the same or increasing levels, or at all;

●	Having long-term collaborative relationships with our suppliers but their services are susceptible to fluctuations in pricing, timing, and quality, and we have limited control over their operations and compliance with regulations as we do not have long-term contracts with them;

●	Having extensive understanding of leather goods manufacturing process, up-to-date machinery and efficient management resulting in competitive pricing while maintaining quality and high efficiency; and

●	Having experienced management team with extensive knowledge of the leather goods manufacturing industry where we operate but we cannot assure the retention of key executives and personnel necessary to maintain or expand our business, and the loss of any member of our management team could negatively impact our business plan and expansion.

Our Strategies

We aim to accomplish our business objective, further strengthen our market position and continue to be a competitive manufacturer of leather goods by pursing the following key strategies:

●	Broadening our customer base by expanding our geographical market reach to other key markets, including the European markets but failure to implement the growth strategy in a timely or commercially acceptable manner may adversely affect our business growth and operating results;

●	Enhancing our production capacity but failure to implement the growth strategy in a timely or commercially acceptable manner may adversely affect our business growth and operating results; and

●	Establishing a new design and development center for enhancing our product development capabilities but failure to implement the growth strategy in a timely or commercially acceptable manner may adversely affect our business growth and operating results.

Corporate History and Structure

KMV is a holding company registered and incorporated in the Cayman Islands, and is not a Cambodian operating company. As a holding company with no material operations, we conduct our core business operations in Cambodia through our operating subsidiary, FMF.

On April 5, 2017, FMF is the Group’s key operating subsidiary and was established under the laws of Cambodia to engage in the business of leather goods manufacturing. FMF’s skilled craftsmanship and high-quality manufacturing capabilities are the cornerstones of the Group’s operations and reputation, allowing us to attract business from leading global brands. Customers issue letters of authorization directly to FMF which grant FMF the right to produce and export leather goods using their trademarks, and they frequently visit the production site of FMF located in Cambodia to inspect orders and conduct quality checks. PFL was incorporated under the laws of Hong Kong on November 3, 2016 as a trading company for the Group’s material procurement and customer invoicing.

On January 16, 2024, KMV was incorporated under the laws of the Cayman Islands as an exempted company with limited liability and as a holding company. On January 29, 2024, PMV was incorporated under the laws of the BVI as a holding company with KMV as its sole shareholder. As part of the reorganization, on May 29, 2024, PMV acquired the entire issued share capital of PFL, following which PFL was wholly-owned by PMV, and FMF was indirectly wholly-owned by PMV and KMV.

The chart below illustrates our corporate structure and identify our subsidiaries as of the date of this prospectus.

*	% of shares held, before/after issuance of 46,153,847 Class A Ordinary Shares assuming the conversion of the Notes, based on an assumed conversion price per share of $0.065, which is the floor price of the Second Notes.

**	% of voting power held, before/after issuance of 46,153,847 Class A Ordinary Shares upon conversion of the Notes, based on an assumed conversion price per share of $0.065, which is the floor price of the Second Notes.

Investors are purchasing securities of our holding company, KMV, instead of securities of our operating subsidiary, through which our operations are conducted.

Transfers of Cash to and from Our Subsidiaries

As part of our cash management policies and procedures, our management monitors the cash position of our subsidiaries regularly and prepares budgets on a monthly basis to ensure they have the necessary funds to fulfil their obligations for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our chief financial officer and subject to approval by our board of directors.

Cash is transferred through our organization in the following manner: (i) funds are transferred to FMF, our operating subsidiary in Cambodia, from KMV as needed through our BVI and Hong Kong subsidiaries in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by FMF to KMV through our BVI and Hong Kong subsidiaries.

For KMV to transfer cash to its subsidiaries, KMV is permitted under the Companies Act, the Memorandum and the Articles to provide funding to its subsidiaries incorporated in the BVI, Hong Kong and Cambodia through loans or capital contributions. KMV’s subsidiary incorporated under the laws of the BVI, PMV, has the power and capacity under the laws of the BVI and its memorandum and articles of association (as amended from time to time) to provide funding to its subsidiaries incorporated in Hong Kong. PFL is permitted under the laws of Hong Kong to provide funding to our Cambodian operating subsidiary, FMF.

There are no statutory prohibitions in the Cayman Islands on the granting of financial assistance by a company to another person for the purchase of, or subscription for, its own, its holding company’s or a subsidiary’s shares. Therefore, a company may provide financial assistance provided that the directors of the company, when proposing to grant such financial assistance, discharge their duties of care and act in good faith, for a proper purpose and in the interests of the company. Such assistance should be on an arm’s-length basis. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. Our Memorandum and Articles provide that dividends may be declared and paid out of profits of our Company, realized or unrealized, or from any reserve set aside from profits which our board of directors determines is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. The Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

Under the BVI Act, a BVI company may make a dividend distribution to its shareholders if the directors are satisfied, on reasonable grounds, that such BVI company will, immediately after the distribution, satisfy the solvency test, meaning that the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due.

According to the Companies Ordinance of Hong Kong, dividends could only be paid by PFL out of its distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves, as permitted under Hong Kong law. Dividends cannot be paid out of share capital. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HKD into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between KMV and its subsidiaries, across borders and to U.S. investors, nor are there any restrictions and limitations to distribute earnings from our business and subsidiaries to KMV and U.S. investors. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

According to Article 157 of the Law on Commercial Enterprises of Cambodia promulgated on June 19, 2005 and as amended on January 29, 2022 (the “LCE”), subject to any restrictions contained in FMF’s memorandum and articles of association, the directors of FMF may declare dividends out of the company’s surplus or out of its net profits. Article 119 of the LCE provides directors with the power to declare dividends in accordance with accounting principles and the terms of payment of each class of shares entitled to receive dividends. There are no further restrictions contained in FMF’s memorandum and articles of association in relation to the distribution of dividends.

Nevertheless, FMF may not declare or pay a dividend if, as provided under Article 158 of the LCE, there are reasonable grounds for believing that the company is, or after payment would be, unable to pay its liabilities as they become due, or the realizable value of the company’s assets would be less than the aggregate of its liabilities and stated capital of all classes. Directors of FMF who vote for or consent to a resolution authorizing dividend distributions contrary to the provisions of the LCE will be jointly and severally liable to restore to the company any amounts so distributed or paid and directors will be deemed to have consented to such resolution taken at the meeting unless their written dissent is included in the meeting minutes.

Cambodia does not impose any foreign exchange control restrictions which would restrict or prohibit the repatriation of funds by a Cambodian company out of Cambodia, including to pay dividends to its foreign shareholder(s), provided that such transfer is made through an authorized intermediary and further complies with capital maintenance rules and relevant taxation laws and regulations, as discussed in further details below.

By virtue of the Law on Foreign Exchange dated August 22, 1997 (the “LFE”), a bank which holds a banking license issued by the National Bank of Cambodia (“NBC”) is deemed to be “permanently established” in Cambodia and is thereby considered an authorized intermediary. Accordingly, FMF may freely remit and repatriate funds overseas, including in the form of declaration of dividends to PFL, provided such remittance is made through a Cambodian-licensed bank.

Under Article 26 of the Law on Taxation of Cambodia dated May 16, 2023 (“Cambodian Taxation Law”), dividend payments made by FMF to a non-resident taxpayer, such as to its foreign shareholder, is subject to 14% withholding tax (“WHT”). This may be lowered where a Double Taxation Agreement (“DTA”) is in effect. To date, Cambodia has DTAs in effect with Singapore, Mainland China, Brunei, Thailand, Vietnam, the Hong Kong Special Administrative Region, Indonesia, Malaysia, South Korea, the Macao Special Administrative Region and Turkey. As PFL is a legal entity incorporated in Hong Kong and thereby a tax resident of Hong Kong, the WHT on dividend payments made by FMF to PFL is reduced to 10%. Prior approval from the General Department of Taxation of Cambodia (“GDT”) is required to avail any DTA incentives.

FMF is not required to formally report on any transactions involving the sending to, or receiving of funds from, abroad except where FMF makes an investment abroad which is equal to or exceeds United States Dollars One Hundred Thousand (USD100,000). This will be subject to prior declaration to NBC.

Authorized intermediaries are required to provide periodic statements on the outflows and inflows of capital occurring between Cambodia and the rest of the world and are mandated to report any transfer amount which equals or exceeds United States Dollars One Hundred Thousand (USD100,000) to NBC. In addition, any individual who transports into or out of Cambodia means of payment equal to or exceeding United States Dollars Ten Thousand (USD10,000) in foreign currencies or the equivalent amount in domestic currencies shall declare such transfer to the customs officer at border crossings upon arrival in or departure from Cambodia which is thereafter reported to the NBC each month.

See “Dividend Policy”, “Risk Factors — Risks Related to Our Corporate Structure — We rely on dividends and other distributions on equity paid by our subsidiaries to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.” and “Consolidated Statements of Changes in Equity” in the Report of Independent Registered Public Accounting Firm for more information.

Other than the above, we did not adopt or maintain any cash management policies and procedures dictating the amount of such funding or how funds are transferred and our subsidiaries have not experienced any difficulties or limitations on their ability to transfer cash between each other, to distribute earnings from our subsidiaries to KMV and to settle amounts owed under any applicable agreements as of the date of this prospectus.

During the years ended March 31, 2024 and 2025, KMV did not declare or pay any dividends or distributions and there was no transfer of assets among KMV and its subsidiaries.

We do not expect to pay dividends on our Shares in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our operating subsidiary’s business. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Enforcement of Civil Liabilities

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Substantially all of our assets are located outside the United States. In addition, all of our directors and executive officers are nationals or residents in Singapore, Cambodia or Hong Kong and substantially all of their assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors. See “Risk Factors — Risks Related to our Class A Ordinary Shares — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Singapore, Cambodia or Hong Kong against us or our directors named in the prospectus based on foreign laws.” for more information.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Conyers Dill & Pearman, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers to impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the federal securities laws of the United States or the securities law of any state in the United States.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the civil liability provisions of the federal securities laws in the United States without retrial on the merits if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that may be regarded as fines, penalties or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgements from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Conyers Dill & Pearman, our counsel as to the laws of the BVI, has advised us that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers to impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the federal securities laws of the United States or the securities law of any state in the United States.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the BVI of judgments obtained in the federal or state courts of the United States (and the BVI is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the BVI, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the BVI, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI and (f) there is due compliance with the correct procedures under the laws of the BVI.

Hastings & Co., our counsel as to the laws of Hong Kong, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty); and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Sok Siphana & Associates, our counsel as to the laws of Cambodia, has advised us that there is uncertainty as to whether the courts of Cambodia would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in Cambodia against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Cambodia and the United States have not entered into any bilateral treaty for the reciprocal enforcement of judicial judgments. As a result, there is uncertainty as to the enforceability in Cambodia of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States. To date, we are unaware of any foreign judgment that has been recognized and enforced, or refused to be recognized and enforced, by the Cambodian courts. Therefore, there are further challenges in understanding exactly how the Cambodian courts will interpret various aspects of the applicable laws related to enforcement of foreign judgments.

There are two key legal processes to have a foreign judgment recognized and enforced in Cambodia. First, an execution judgment must be obtained from a Cambodian court. Then, after the execution judgment is obtained, a request for enforcement of the execution judgment must be made. As any foreign judgment would need to be final and binding to be recognized and enforced, it does not appear possible under the current legal framework to have a Cambodian court recognize and enforce an interlocutory judgment or an order to freeze an asset, as neither is likely to be deemed as a final and binding judgment. While a Cambodian court would need to determine the finality of a foreign judgment, it would not look into the actual merits of the case. A Cambodian court is not permitted to review the substantive merits of the judgment of the foreign court pursuant to Article 352(4) of the Code of Civil Procedure adopted on July 6, 2006 (the “Civil Procedure Code”). Therefore, the courts of Cambodia must not use the grounds that the foreign court made an error of fact, an error of law, or both to refuse to recognize and enforce a foreign judgment.

By virtue of Article 352(1) of the Civil Procedure Code, if a party is seeking the recognition and enforcement of a foreign judgment in Cambodia, then an execution judgment must be obtained from a Cambodian court. To do so, a party must file a motion for recognition and enforcement of the foreign judgment with the Cambodian courts and the party filing such motion shall bear the burden of proof. Pursuant to Articles 199(a)–199(d) of the Civil Procedure Code, the following four threshold requirements must be met for a final foreign judgment to be deemed valid in Cambodia:

(i)	jurisdiction is properly conferred on the foreign court by law or by treaty;

(ii)	the losing defendant received service of summons or any other order necessary to commence the action, or responded without receiving such summons or order;

(iii)	the contents of the judgment and the procedures followed in the action do not violate the public order or morals of Cambodia; and

(iv)	there is a guarantee of reciprocity between Cambodia and the foreign country in which the court is based.

Without the threshold requirement of a guarantee of reciprocity, such as is found in the Cambodia — Vietnam Judicial Assistance Treaty, Cambodian courts will not recognize and enforce a foreign judgment in Cambodia. Further, Cambodia is not a party to the Hague Convention of June 30, 2005 on Choice of Court Agreements, thus foreign judgments cannot be enforced by way of this multi-lateral treaty.

There is no treaty in force between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability would, therefore, not be automatically enforceable in Singapore. An in personam final and conclusive US judgment on its merits for a debt or a definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty) rendered by a court of competent jurisdiction will be recognized in common law in Singapore unless (a) it was procured by fraud; or (b) its enforcement would be contrary to public policy; or (c) the proceedings in which it was obtained were contrary to natural justice. There is uncertainty as to whether judgments of courts in the United States based upon the civil liability of the federal securities laws of the United States would be recognized or enforceable in Singapore.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than US$1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis;”

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay”, “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER

We are a “foreign private issuer” within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions of the Exchange Act that are applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation Fair Disclosure aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	our officers, directors and principal shareholders are not required to comply with Section 16 of the Exchange Act requiring them to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s notification of non-compliance requirement (Rule 5625), the voting rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to Cayman Islands requirements in lieu of many of the Nasdaq corporate governance standards, we intend to comply with the Nasdaq corporate governance standards applicable to foreign private issuers, including the requirement to hold annual meetings of shareholders.

IMPLICATIONS OF BEING A CONTROLLED COMPANY

Controlled companies are exempt from the majority of independent director requirements. Controlled companies are subject to an exemption from Nasdaq standards requiring that the board of a listed company consist of a majority of independent directors within one year of the listing date.

Public Companies that qualify as a “controlled company” with securities listed on the Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a “controlled company” is exempt from certain corporate governance requirements including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

We are a “controlled company” as defined under the Nasdaq Stock Market Rules because our Controlling Shareholder, holds 3,000,000 Class B Ordinary Shares and 6,560,000 Class A Ordinary Shares, respectively, representing approximately 19.48% of the total issued and outstanding Ordinary Shares and approximately 62.75% of the total voting power.

Under Nasdaq Listing Rule 5615(c) because our Controlling Shareholder holds more than 50% of the voting power for the election of directors, and our Controlling Shareholder has the ability to determine matters requiring approval by shareholders. As a “controlled company”, we are permitted to elect not to comply with certain corporate governance requirements. We do not plan to rely on these exemptions, but we may elect to do so after we complete this offering. If we elected to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors, our nominating and corporate governance and compensation committees might not consist entirely of independent directors upon closing of the offering, and you would not have the same protection afforded to shareholders of companies that are subject to Nasdaq’s corporate governance rules.

CORPORATE INFORMATION

Our principal executive office is located at Padachi Village, Prek Ho Commune, Takhmao Town, Kandal Province, Kingdom of Cambodia. Our telephone number is +855-23425205. Our registered office in the Cayman Islands is located at the office of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our website is www.kandalmv.com. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

The Offering

Class A Ordinary Shares offered by the Selling Shareholder from time to time	Up to 46,153,847 Class A Ordinary Shares, based on an assumed conversion price per share of $0.065, which is the floor price of the Second Notes

Class A Ordinary Shares outstanding (as of August 7, 2026)	15,300,000 Class A Ordinary Shares(1)

Class A Ordinary Shares outstanding after giving effect to the issuance of the shares registered hereunder	61,453,847 Class A Ordinary Shares

Use of proceeds	We will not receive any proceeds from the sale of Class A ordinary Shares by the Selling Shareholder, however, we have received proceeds from the sale of the Initial Note and the Second Note to the Selling Shareholder and we will receive proceeds from the sale of the Third Note to the Selling Shareholder.

Risk Factors	You should read the “Risk Factors” section starting on page 11 of this prospectus and “Item 3. Key Information – D. Risk Factors” in our most recent Annual Report on Form 20-F, incorporated by reference herein, and other information included or incorporated by reference to this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market Symbol	“FMFC”

(1)	The number of Class A Ordinary Shares outstanding is based on 15,300,000 Class A Ordinary Shares outstanding as of August 7, 2026.

RISK FACTORS

Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks described in our most recent Annual Report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

The future sales of Class A Ordinary Shares by the Selling Shareholder pursuant to this prospectus, may adversely affect the market price of our Class A Ordinary Share.

As a relatively small-capitalization company with relatively small public float we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. The Class A Ordinary Shares registered for resale, once registered, will constitute a considerable percentage of our public float. Sales of a substantial number of our Class A Ordinary Shares in the public market could occur at any time. The sales of a substantial number of registered shares could result in a significant decline in the public trading price of our Ordinary Shares and could impair our ability to raise capital through the sale or issuance of additional Class A Ordinary Shares. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Ordinary Shares. Despite such a decline in the public trading price, the Resale Shareholder may still experience a positive rate of return on the Class A Ordinary Shares due to the lower price that it purchased the Ordinary Shares compared to other public investors and may be incentivized to sell their Class A Ordinary Shares when others are not.

The resale of a substantial amount of Class A Ordinary Shares by the Selling Shareholder in the public market, could adversely affect the market price of our Class A Ordinary Shares.

We are registering for resale 46,153,847 Class A Ordinary Shares. Sales of substantial amounts of Class A Ordinary Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Class A Ordinary Shares. Additionally, the 46,153,847 Class A Ordinary Shares being registered for resale represent approximately 66.79 % of the number of our Class A Ordinary Shares outstanding assuming the conversion in full of the Notes. This represents a significant portion of the current number of Class A Ordinary Shares outstanding and, should all or a substantial portion of these Class A Ordinary Shares be sold by the Selling Shareholder it may result in significant dilution to our existing shareholders. We cannot predict if and when the Selling Shareholder may sell such shares in the public market and even the mere appearance that the Selling Shareholder may sell a significant number of Class A Ordinary Shares may adversely affect the market price of our Class A Ordinary Shares.

You may experience future dilution as a result of future equity offerings and other issuances of our securities.

In order to raise additional capital, we may in the future offer additional Class A Ordinary Shares or other securities convertible into or exchangeable for our Class A Ordinary Shares at prices that may not be the same as the price per share paid by the investors in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Class A Ordinary Shares or securities convertible into Class A Ordinary Shares in future transactions may be higher or lower than the price per share paid to the Selling Shareholder. Our shareholders will incur dilution upon exercise of any outstanding share options, warrants or other convertible securities or upon the issuance of Class A Ordinary Shares under our share incentive programs.

Any additional capital raised through the sale of equity or equity-backed securities may dilute our shareholders’ ownership percentages and could also result in a decrease in the market value of our equity securities.

The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

If we fail to meet applicable listing requirements, Nasdaq may delist our Class A Ordinary Shares from trading, in which case the liquidity and market price of our Class A Ordinary Shares could decline.

On December 22, 2025, we received a written notice from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), as our closing bid price for our Class A Ordinary Shares was below $1.00 per share for the last 30 consecutive business days. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we were granted a 180-calendar day compliance period, or until June 22, 2026, to regain compliance with the minimum bid price requirement.

On June 23, 2026, we received a letter from Nasdaq, indicating that we were granted an additional 180 calendar days, until December 21, 2026, to regain compliance with the minimum bid price requirement of $1.00 per share, as stipulated by Nasdaq Listing Rule 5550(a)(2). If compliance cannot be demonstrated by December 21, 2026, Nasdaq will provide notice that our Class A Ordinary Shares will be subject to delisting. At that time, we may appeal Nasdaq Staff’s determination to a Hearings Panel. During the compliance period, our Class A Ordinary Shares will continue to be listed and traded on the Nasdaq Capital Market. To regain compliance, the closing bid price of our Class A Ordinary Shares must meet or exceed $1.00 per share for at least 10 consecutive business days during the 180-calendar day compliance period.

We intend to monitor the closing bid price of our Class A Ordinary Shares between now and December 21, 2026, and will consider available options to resolve our noncompliance with the minimum bid price requirement as may be necessary. There can be no assurance that we will be able to regain compliance with the minimum bid price requirement or that we will otherwise be in compliance with other Nasdaq listing criteria.

Further, we cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Class A Ordinary Shares, we, the Selling Shareholder and our existing shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Class A Ordinary Shares;

●	reduced liquidity for our Class A Ordinary Shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

USE OF PROCEEDS

All of the securities offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from these sales. We have, however, received proceeds from the sale of the Initial Note and the Second Note to the Selling Shareholder and will receive proceeds from the sale of the Third Note to the Selling Shareholder pursuant to the Purchase Agreement.

The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholder in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

PRIVATE PLACEMENT

On June 5, 2026, the Company entered into the Purchase Agreement with the Selling Shareholder whereby the Company agreed to issue and sell senior convertible promissory notes, in the aggregate original principal amount of up to $25,000,000 (the “SPA Notes”), which SPA Notes are convertible into Class A Ordinary Shares, in accordance with the terms therein. Also on June 5, 2026, the initial closing occurred, whereby the Company issued and sold to the Selling Shareholder the Initial Note. On June 25, 2026, the second closing occurred, whereby the Company issued and sold to the Selling Shareholder the Second Note. A third closing will occur upon the satisfaction or waiver of certain conditions, including the effectiveness of the registration statement of which this prospectus forms a part registering for resale the Class A Ordinary Shares issuable upon conversion or otherwise pursuant to the terms of the Third Note, whereby the Company will issue and sell to the Selling Shareholder the Third Note.

The SPA Notes bear interest at a rate of 10% per annum, subject to adjustment from time to time. The SPA Notes are convertible, in whole or in part, at any time after issuance, into Class A Ordinary Shares at 105% of the principal converted, subject to the terms therein. Unless earlier converted, redeemed or extended, the SPA Notes will mature on the third anniversary of their respective issuance dates. The Initial Note has an initial conversion price of $0.452 per share, matures on June 5, 2029 and has a floor price of $0.075 per share. The Second Note has an initial conversion price of $0.389 per share, matures on June 25, 2029 and has a floor price of $0.065 per share.

The Initial Note and the Second Note contains, and any other SPA Notes will contain, customary affirmative and negative covenants, including certain limitations on issuance of indebtedness senior to the SPA Notes, restriction on payment of cash dividends, asset transfers and changes in the business and transactions with affiliates. The Initial Note and the Second Note also contains, and any other SPA Notes will contain, standard and customary events of default. The interest rate of any outstanding SPA Notes will increase to an annual rate of 18.0% upon the occurrence of an Event of Default (as defined in the SPA Notes).

A SPA Note holder will not have the right to convert any portion of a SPA Note, to the extent that, after giving effect to such conversion, the holder (together with certain of its affiliates and other related parties) would beneficially own in excess of 9.99% of the Class A Ordinary Shares outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”). However, a SPA Note holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the Class A Ordinary Shares outstanding immediately after giving effect to such conversion. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

The offer, issuance and sale of the SPA Notes and the Class A Ordinary Shares issuable upon conversion of the SPA Notes was made in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities.

In addition, on June 5, 2026, the Company also entered into a registration rights agreement with the Selling Shareholder (the “Registration Rights Agreement”), pursuant to which the Company agreed to provide certain registration rights with respect to the Class A Ordinary Shares issuable upon conversion or otherwise pursuant to the terms of the SPA Notes.

SELLING SHAREHOLDER

The Class A Ordinary Shares being offered by the Selling Shareholder are those issuable to the Selling Shareholder upon the conversion or otherwise pursuant to the terms of the Notes. For additional information regarding the issuance of the Notes, see “Private Placement” above. We are registering the Class A Ordinary Shares in order to permit the Selling Shareholder to offer the Class A Ordinary Shares for resale from time to time. Except for the entry into the Purchase Agreement and the Registration Rights Agreement and the issuance and ownership of the Notes issued pursuant to the Securities Purchase Agreement, the Selling Shareholder has not had any material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Class A Ordinary Shares held by the Selling Shareholder. The second column lists the number of Class A Ordinary Shares beneficially owned by the Selling Shareholder, based on its respective ownership of the Ordinary Shares and Notes, as of August 7, 2026, assuming conversion of the Notes held by each such Selling Shareholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the Class A Ordinary Shares being offered by this prospectus by the Selling Shareholder and does not take in account any limitations on conversion of the Notes set forth therein.

The fourth column assumes the sale of all of the Class A Ordinary Shares offered by the Selling Shareholder pursuant to this prospectus.

Under the terms of the Notes, the Selling Shareholder may not convert the Notes to the extent (but only to the extent) such Selling Shareholder or any of its affiliates would beneficially own a number of Class A Ordinary Shares which would exceed 9.99% of the outstanding Class A Ordinary Shares of the Company. The number of Class A Ordinary Shares in the second column reflects these limitations. The Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Class A Ordinary Shares Owned Prior to Offering(1)	Maximum Number of Class A Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Class A Ordinary Shares of Owned After Offering
JAK FMFC Opportunities I LLC (2)	1,698,111	46,153,847	0

(1)	Represents the number of Class A Ordinary Shares issuable upon conversion or otherwise pursuant to the terms of the Initial Note and the Second Note, after giving effect to the beneficial ownership limitations in the Initial Note and Second Note and based on an assumed conversion price per share of $0.065 which is the floor price of the Second Note.

(2)	JAK FMFC Opportunities I LLC is wholly-owned by ATW Master Fund V LP (the “Fund”). ATW Partners Opportunities Management LLC serves as the investment advisor to the Fund (the “Advisor”). Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Adviser (the “Managing Members”). The Fund, the Adviser and the Managing Members may be deemed to have shared voting and dispositive power with respect to the securities beneficially owned by the selling stockholder. The Fund, Adviser and the Managing Members each disclaim beneficial ownership of the Company’s securities reported herein except to the extent of their pecuniary interest therein. The business address of each of the foregoing entities and individuals is c/o ATW Partners Opportunities Management LLC, ONE PENN, 1 Pennsylvania Plaza, Suite 4810, New York, New York 10119.

DESCRIPTION OF SHARE CAPITAL

General

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our currently effective memorandum and articles of association, the Companies Act of the Cayman Islands, as amended from time to time.

As of the date of this prospectus, we are authorized to issue 5,000,000,000 ordinary shares with a par value of US$0.00001 each comprising (a) 4,975,000,000 Class A Shares with a par value of US$0.00001 each; and (b) 25,000,000 Class B Shares with a par value US$0.00001 each.

Holders of our Class A Ordinary shares and Class B Ordinary Shares will have the same rights except for voting and conversion rights. The Class A Ordinary Shares and the Class B Ordinary Shares carry equal rights and rank pari passu with one another, including the rights to dividends and other capital distributions.

Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any direct or indirect sale, transfer, assignment or disposition of Class B Ordinary Shares or the transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise by a holder thereof to any person or entity which is neither ultimately controlled by the Founder (as defined in our Memorandum and Articles) nor another holder of Class B Ordinary Shares or an Affiliate (as defined in our Memorandum and Articles) of such another holder, all Class B Ordinary Shares held by a holder thereof shall be automatically and immediately converted into an equal number of Class A Ordinary Shares. Upon any direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person or entity which is neither ultimately controlled by the Founder nor another holder of Class B Ordinary Shares or an Affiliate of such another holder, all Class B Ordinary Shares held by a holder thereof shall be automatically and immediately converted into an equal number of Class A Ordinary Shares.

Registrar, Transfer Agent and Dividend Paying Agent

The Transfer Agent and Registrar. The transfer agent and registrar for the Ordinary Shares is VStock Transfer, LLC, at 18 Lafayette Place, Woodmere, NY 11598.

Listing

Our Class A ordinary Shares are listed on the NASDAQ under the symbol “FMFC”.

PLAN OF DISTRIBUTION

We are registering the Class A Ordinary Shares issuable upon conversion of the Notes to permit the resale of these Class A Ordinary Shares by the holders of the Notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the Class A Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Class A Ordinary Shares.

The Selling Shareholder may sell all or a portion of the Class A Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Class A Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell Class A Ordinary Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Shareholder may transfer the Class A Ordinary Shares by other means not described in this prospectus. If the Selling Shareholder effect such transactions by selling Class A Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the Class A Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Class A Ordinary Shares or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A Ordinary Shares in the course of hedging in positions they assume. The Selling Shareholder may also sell Class A Ordinary Shares short and deliver Class A Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholder may also loan or pledge Class A Ordinary Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholder may pledge or grant a security interest in some or all of the Notes or Class A Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of the Selling Shareholder to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The Selling Shareholder also may transfer and donate the Class A Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholder and any broker-dealer participating in the distribution of the Class A Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Class A Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Class A Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Class A Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class A Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Class A Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A Ordinary Shares by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class A Ordinary Shares to engage in market-making activities with respect to the Class A Ordinary Shares. All of the foregoing may affect the marketability of the Class A Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Class A Ordinary Shares.

We will pay all expenses of the registration of the Class A Ordinary Shares pursuant to the registration rights agreement, estimated to be $30,551.54 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Shareholder will be entitled to contribution. We may be indemnified by the Selling Shareholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Class A Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, all of our directors and executive officers are nationals or residents in Singapore, Cambodia, or Hong Kong and substantially all of their assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors. See “Risk Factors — Risk Related to our Class A Ordinary Shares — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Singapore, Cambodia or Hong Kong against us or our directors named in the prospectus based on foreign laws” for more information.

We have appointed Cogency Global Inc., as our agent to receive service of process with respect to any action brought against us in the United States in connection with this offering under the federal securities laws of the United States or of any state in the United States.

Enforceability

Cayman Islands

Conyers Dill & Pearman, our counsel as to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from United States courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

BVI

Conyers Dill & Pearman, our counsel as to the laws of the BVI, has advised us that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers to impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the federal securities laws of the United States or the securities law of any state in the United States.

We have been advised by Conyers Dill & Pearman that although there is no statutory enforcement in the BVI of judgments obtained in the federal or state courts of the United States (and the BVI is not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the BVI, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the BVI, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI and (f) there is due compliance with the correct procedures under the laws of the BVI.

Hong Kong

Hastings & Co., our counsel as to the laws of Hong Kong, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Cambodia

Sok Siphana & Associates, our counsel as to the laws of Cambodia, has advised us that there is uncertainty as to whether the courts of Cambodia would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in Cambodia against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Cambodia and the United States have not entered into any bilateral treaty for the reciprocal enforcement of judicial judgments. As a result, there is uncertainty as to the enforceability in Cambodia of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States. To date, we are unaware of any foreign judgment that has been recognized and enforced, or refused to be recognized and enforced, by the Cambodian courts. Therefore, there are further challenges in understanding exactly how the Cambodian courts will interpret various aspects of the applicable laws related to enforcement of foreign judgments.

There are two key legal processes to have a foreign judgment recognized and enforced in Cambodia. First, an execution judgment must be obtained from a Cambodian court. Then, after the execution judgment is obtained, a request for enforcement of the execution judgment must be made. As any foreign judgment would need to be final and binding to be recognized and enforced, it does not appear possible under the current legal framework to have a Cambodian court recognize and enforce an interlocutory judgment or an order to freeze an asset, as neither is likely to be deemed as a final and binding judgment. While a Cambodian court would need to determine the finality of a foreign judgment, it would not look into the actual merits of the case. A Cambodian court is not permitted to review the substantive merits of the judgment of the foreign court pursuant to Article 352(4) of the Civil Procedure Code. Therefore, the courts of Cambodia must not use the grounds that the foreign court made an error of fact, an error of law, or both to refuse to recognize and enforce a foreign judgment.

As noted above, if a party is seeking the recognition and enforcement of a foreign judgment in Cambodia, then an execution judgment must be obtained from a Cambodian court. To do so, a party must file a motion for recognition and enforcement of the foreign judgment with the Cambodian courts and the party filing such motion will bear the burden of proof. Pursuant to Articles 199(a)–199(d) of the Civil Procedure Code, the following four threshold requirements must be met for a final foreign judgment to be deemed valid in Cambodia:

(i)	jurisdiction is properly conferred on the foreign court by law or by treaty;

(ii)	the losing defendant received service of summons or any other order necessary to commence the action, or responded without receiving such summons or order;

(iii)	the contents of the judgment and the procedures followed in the action do not violate the public order or morals of Cambodia; and

(iv)	there is a guarantee of reciprocity between Cambodia and the foreign country in which the court is based.

Without the threshold requirement of a guarantee of reciprocity, such as is found in the Cambodia — Vietnam Judicial Assistance Treaty, Cambodian courts will not recognize and enforce a foreign judgment in Cambodia. Further, Cambodia is not a party to the Hague Convention of June 30, 2005 on Choice of Court Agreements, thus foreign judgments cannot be enforced by way of this multi-lateral treaty.

Singapore

There is no treaty in force between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability would, therefore, not be automatically enforceable in Singapore. An in personam final and conclusive US judgment on its merits for a debt or a definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty) rendered by a court of competent jurisdiction will be recognized in common law in Singapore unless (a) it was procured by fraud; or (b) its enforcement would be contrary to public policy; or (c) the proceedings in which it was obtained were contrary to natural justice. There is uncertainty as to whether judgments of courts in the United States based upon the civil liability of the federal securities laws of the United States would be recognized or enforceable in Singapore.

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters of U.S. federal securities laws. The validity of our Class A Ordinary Shares offered in this offering and certain other matters of Cayman Islands law will be passed upon for us by Conyers Dill & Pearman, our counsel as to Cayman Islands law. Legal matters as to Cambodian law will be passed upon for us by Sok Siphana & Associates. Legal matters as to Hong Kong law will be passed upon for us by Hastings & Co.

EXPERTS

The consolidated financial statements as of and for the years ended March 31, 2025 and 2024 incorporated by reference into this prospectus and registration statement of which this prospectus forms a part have been audited by WWC, P.C., an independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

●	our Annual Report on Form 20-F for the fiscal year ended March 31, 2026 filed with the SEC on July 30, 2026 (File No. 001-42715);

●	our Reports of Foreign Private Issuer on Form 6-K filed with the SEC on December 29, 2025, December 31, 2025, February 3, 2026, March 9, 2026, March 23, 2026, March 24, 2026, March 24, 2026, April 6, 2026, April 17, 2026, May 15,2026, June 2, 2026, June 8, 2026, June 8, 2026, June 16, 2026, June 24, 2026, June 29, 2026, July 7, 2026 and July 30 2026;

●	the description of the securities contained in our Registration Statement on Form 8-A filed on March 31, 2023 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

●	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Kandal M Venture Limited
Padachi Village, Prek Ho Commune, Takhmao Town, Kandal Province, Kingdom of Cambodia
+855-23425205

Attention: Investor Relations

You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PRELIMINARY PROSPECTUS

KANDAL M VENTURE LIMITED

46,153,847 Class A Ordinary Shares

The date of this prospectus is   , 2026.

PART II

Information Not Required in Prospectus

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provided that our directors, secretary and other officers acting in relation to any of our affairs or our subsidiary and the liquidator or trustees (if any) acting in relation to any of our affairs or our subsidiary and every one of them (whether for the time being or formerly) and their heirs, executors, administrators and personal representatives (each an “indemnified party”) shall be indemnified and secured harmless out of our assets from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to us shall or may be lodged or deposited for safe custody,or for insufficiency or deficiency of any security upon which any monies of or belonging to us shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to us which may attach to any of the indemnified parties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

KANDAL M VENTURE LIMITED

EXHIBIT INDEX

Exhibit No.	Description
1.1	Second Amended and Restated Memorandum and Articles of Association currently in effect (incorporated by reference to Exhibit 1.1 of our Form 20-F filed with the Securities and Exchange Commission on July 30, 2025)
2.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form F-1 (File No. 333-282786) filed with the Securities and Exchange Commission)
2.2	Description of Securities (incorporated by reference to Exhibit 2.2 of our Form 20-F filed with the Securities and Exchange Commission on July 30, 2025)
4.1	Underwriting Agreement dated June 24, 2025 (incorporated by reference to Exhibit 1.1 of our Form 6-K filed with the Securities and Exchange Commission on June 26, 2025)
4.2	Form of Securities Purchase Agreement (incorporated by reference to exhibit 10.1 of our Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on June 8, 2026).
4.3	Form of Senior Convertible Notes (incorporated by reference to exhibit 10.2 of our Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on June 8, 2026).
4.4	Form of Registration Rights Agreement (incorporated by reference to exhibit 10.3 of our Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on June 8, 2026).
4.5	Form of Placement Agency Agreement (incorporated by reference to exhibit 10.4 of our Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on June 8, 2026).
5.1**	Opinion of Conyers Dill & Pearman regarding the validity of the Ordinary Shares being registered
10.1	Lease Agreement entered by FMF Manufacturing Co., Ltd. with Prech Thorng regarding Padachi Village, Prek Ho Commune, Takhmao Town, Kandal Province, Kingdom of Cambodia dated January 2, 2017 (incorporated by reference to Exhibit 10.4 of our Registration Statement on Form F-1 (File No. 333-282786) filed with the Securities and Exchange Commission)
10.2	Management fees and share of directors remuneration agreement entered by Prospect Focus Ltd and Fashion Focus Manufacturing Limited dated April 1, 2021 (incorporated by reference to Exhibit 10.5 of our Registration Statement on Form F-1 (File No. 333-282786) filed with the Securities and Exchange Commission)
10.3	Facility letter entered by Prospect Focus Limited as one of the borrowers and Bank of Communications (Hong Kong) Limited as lender dated February 27, 2023 (incorporated by reference to Exhibit 10.6 of our Registration Statement on Form F-1 (File No. 333-282786) filed with the Securities and Exchange Commission)
10.4	Facility letter entered by Prospect Focus Limited as one of the borrowers and CTBC Bank Co., Ltd, Hong Kong Branch as lender dated May 23, 2023 (incorporated by reference to Exhibit 10.7 of our Registration Statement on Form F-1 (File No. 333-282786) filed with the Securities and Exchange Commission)
10.5	4th Supplemental Facility letter entered by Prospect Focus Limited as one of the borrowers and Bank of Communications (Hong Kong) Limited as lender dated March 18, 2024 (incorporated by reference to Exhibit 10.8 of our Registration Statement on Form F-1 (File No. 333-282786) filed with the Securities and Exchange Commission)

10.6	Facility letter entered by Prospect Focus Limited as one of the borrowers and CTBC Bank Co., Ltd, Hong Kong Branch as lender dated May 31, 2024 (incorporated by reference to Exhibit 10.9 of our Registration Statement on Form F-1 (File No. 333-282786) filed with the Securities and Exchange Commission)
10.7	1st Supplemental Facility letter entered by Prospect Focus Limited as one of the borrowers and Bank of Communications (Hong Kong) Limited as lender dated July 5, 2023 (incorporated by reference to Exhibit 10.10 of our Registration Statement on Form F-1 (File No. 333-282786) filed with the Securities and Exchange Commission)
10.8	2nd Supplemental Facility letter entered by Prospect Focus Limited as one of the borrowers and Bank of Communications (Hong Kong) Limited as lender dated November 1, 2023 (incorporated by reference to Exhibit 10.11 of our Registration Statement on Form F-1 (File No. 333-282786) filed with the Securities and Exchange Commission)
10.9	3rd Supplemental Facility letter entered by Prospect Focus Limited as one of the borrowers and Bank of Communications (Hong Kong) Limited as lender dated December 21, 2023 (incorporated by reference to Exhibit 10.12 of our Registration Statement on Form F-1 (File No. 333-282786) filed with the Securities and Exchange Commission)
10.10	Form of Securities Purchase Agreement (incorporate by reference to Exhibit 10.1 of our Report of Foreign Private Issuer filed with the Securities and Exchange Commission on June 8, 2026).
10.11	Form of Senior Convertible Notes (incorporate by reference to Exhibit 10.2 of our Report of Foreign Private Issuer filed with the Securities and Exchange Commission on June 8, 2026).
10.12	Form of Registration Rights Agreement (incorporate by reference to Exhibit 10.3 of our Report of Foreign Private Issuer filed with the Securities and Exchange Commission on June 8, 2026).
10.13	Form of Placement Agency Agreement (incorporate by reference to Exhibit 10.4 of our Report of Foreign Private Issuer filed with the Securities and Exchange Commission on June 8, 2026).
11.1	Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 99.3 of our Registration Statement on Form F-1 (File No. 333-282786) filed with the Securities and Exchange Commission)
21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of our Registration Statement on Form F-1 (File No. 333-282786) filed with the Securities and Exchange Commission)
23.1*	Consent of WWC, P.C., an independent registered public accounting firm
23.2**	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3**	Consent of Sok Siphana & Associates regarding certain Cambodian law matters
23.4**	Consent of Hastings & Co. regarding certain Hong Kong law matters
24.1*	Power of Attorney (included on signature page)
107**	Filing Fee Table

**	Filed herewith
*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on August 7, 2026.

Kandal M Venture Limited

By:	/s/ Duncan Miao
Name:	Duncan Miao
Title:	Chairman of the Board of Directors

POWER OF ATTORNEY

The undersigned officers and directors of Kandal M Venture Limited hereby severally constitute and appoint Duncan Miao with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on August 7, 2026.

Signature	Title	Date

/s/ Duncan Miao	Director and Chairman of the Board of Directors	August 7, 2026
Name: Duncan Miao	(Principal Executive Officer)

/s/ Yui Kwong Fok	Chief Executive Officer and Director	August 7, 2026
Name: Yui Kwong Fok

/s/ Tai Mau Lam	Chief Financial Officer	August 7, 2026
Name: Tai Mau Lam	(Principal Accounting and Financial Officer)

/s/ Josephine Yan Yeung	Independent Director	August 7, 2026
Name: Josephine Yan Yeung

/s/ Hiu Ming Eddie Leung	Independent Director	August 7, 2026
Name: Hiu Ming Eddie Leung

/s/ Man Ying Angela Yung	Independent Director	August 7, 2026
Name: Man Ying Angela Yung

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Kandal M Venture Limited has signed this registration statement or amendment thereto in New York on August 7, 2026.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.